Exhibit 10.1

105599.00049

SIGMATRON INTERNATIONAL, INC.

2014 EMPLOYEE BONUS PLAN

1.	PURPOSE. The purpose of the 2014 Employee Bonus Plan of SigmaTron International, Inc., a Delaware Corporation (the “Company”) is to align stockholder and employee objectives, motivate employees, and increase stockholder value.

2.	DEFINITIONS. Capitalized terms shall have the meanings ascribed in this Section 2 or as otherwise defined in this Plan:

a.	“Award Year” shall mean the Company’s fiscal year to which bonuses under this Plan relate.

b.	“Board” shall mean the Board of Directors of the Company.

c.	“CEO” shall mean the Chief Executive Officer of the Company.

d.	“CFO” shall mean the Chief Financial Officer of the Company.

e.	“Committee” shall mean the Compensation Committee of the Company.

f.	“Executive Officer” shall mean any employee designated by the Company as an executive officer pursuant to the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

g.	“GAAP” shall mean U.S. Generally Accepted Accounting Principles.

h.	“Pre-Tax Income” shall mean income, as determined by GAAP, prior to deduction of the Bonus Pool (as hereinafter defined) and income taxes, and if applicable, after the deduction of any bonus pool of a future officer bonus plan adopted by the Company relating to an applicable Award Year and adjustments approved by the Board as described herein.

i.	“Officer” shall mean any full-time Company employee with a corporate ranking of Vice-President or higher who is not designated as an Executive Officer.

j.	“Participant” shall mean any U.S. payroll employee, Officer, or Executive Officer, except for employees under a collective bargaining agreement, who are not covered by this Plan.

k.	“Plan” shall mean this 2014 Employee Bonus Plan.

3.	ADMINISTRATION. The Board shall have the power to adopt, modify and revoke such rules for the administration, interpretation and application of the Plan as are consistent therewith. Except as otherwise directed herein, the Board shall administer and interpret the Plan in accordance with its provisions.

4.	TIMING AND ELIGIBILITY REQUIREMENTS FOR BONUS PAYOUTS.

a.	Bonuses pursuant to this Plan shall be determined at the end of the Award Year and paid as soon as practicable after the Bonus Pool is calculated and awards under the Plan are approved.

b.	To be eligible for a bonus pursuant to this Plan, each Participant must be on the Company’s payroll on the last day of the Award Year, absent special circumstances approved by the Board.

5.	BONUS POOL; DETERMINATION AND CALCULATION OF BONUS AWARDS.

a.	The aggregate bonus pool fund from which bonuses shall be awarded under this Plan (“Bonus Pool”) shall be calculated as a percentage of Pre-Tax Income pursuant to a graduated scale as further stated in Exhibit A attached hereto and incorporated herein.

b.	The Committee, in its sole discretion, may recommend to the Board for its approval adjustments to the calculation of Pre-Tax Income.

c.	As soon as reasonably practicable after approval of the Plan, and during the first quarter of each fiscal year thereafter, the CEO shall identify and submit to the Committee for its recommendation to the Board Award Year target objectives for each Executive Officer (“Target Objectives”). The CEO’s Target Objectives shall be identified by mutual agreement of the Committee and CEO which the Committee shall then recommend to the Board for approval. The bonus amount awarded to an Executive Officer shall be based, in part and at the sole discretion of the Board, after receiving the recommendation of the Committee, on such Executive Officer achieving his/her Target Objectives during the Award Year.

d.	During any Award Year, the CEO may recommend to the Committee, the Committee may recommend to the Board and the Board may approve changes to the Target Objectives.

e.	As soon as reasonably practicable after the Bonus Pool is calculated, the CEO shall recommend and submit to the Committee for its recommendation to the Board a percentage or dollar allocation of the Bonus Pool for: (1) each Executive Officer and Officer, individually; and (2) all other Participants, in the aggregate.

f.	Awards shall be granted and paid to the Participants only upon satisfaction of the following condition:

i.	At the end of the Award Year, the Company is in compliance with all covenants under its primary credit facility (currently with Wells Fargo Bank, N.A.), or has obtained a waiver of covenant compliance from the bank.

6.	RESTATEMENT OF FINANCIAL STATEMENTS FOR A FISCAL YEAR TO WHICH A BONUS RELATES.

a.

CLAWBACK. If the Company is required to restate all or a portion of its financial statements (“Restated Financial Statements”) due to material non-compliance with financial reporting requirements under securities laws for a fiscal year to which bonuses were previously awarded (“Awarded FY”), and the amount of the Bonus Pool for the Awarded FY (“Awarded Bonus Pool”) would have been lower had the financial results been properly reported, the Board shall require reimbursement from each Executive Officer who received a bonus from the Awarded Bonus Pool (“Awarded Bonus”) equal to the difference between the amount of the Awarded Bonus and the bonus that would have been paid if calculated according to the Restated Financial Statements.

b.	CLAWBACK LIMITATIONS. The clawback provisions of paragraph 6(a) of this Plan shall be limited to 3 years from the date on which the Company is required to prepare the Restated Financial Statements.

c.	CLAWBACK NOTICE. In the event of any such required reimbursement, the Company shall give written notice thereof to each Executive Officer stating the amount of the required reimbursement and the reasons therefor. Each Executive Officer shall make such reimbursement within 45 days from the date notice is delivered.

d.	RESTATED FINANCIAL STATEMENTS RESULTING IN HIGHER BONUS POOL. If the Company restates all or a portion of its financial statements for an Awarded FY, and the amount of the Awarded Bonus Pool would have been greater had the financial results been properly reported, the Board may add the difference between the amount of the bonus pool calculated according to the Restated Financial Statements and Awarded Bonus Pool to the Bonus Pool for the fiscal year in which the Restated Financial Statements are completed. Bonus awards pursuant to this subparagraph 6(d) shall be awarded pursuant to paragraph 5 of this Plan.

7.	EMPLOYMENT AND PLAN RIGHTS. This Plan shall neither be deemed to give any Participant the right to be employed by the Company, nor impair the Company’s right to discharge any Participant at any time, subject to the terms of an employment agreement between a Participant and the Company, if any.

8.	AMENDMENT, SUSPENSION OR TERMINATION. This Plan may be amended, suspended, or terminated, at any time or from time to time, by the Board of Directors.

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